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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ARV Assisted Living, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------


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                      [LETTERHEAD OF ARV ASSISTED LIVING]


FOR IMMEDIATE RELEASE

Contact:   Mitch Gellman
           Director of Investor Relations
           714/435/4322
           E-Mail:  investor.relations@arvi.com


              ARV ASSISTED LIVING FILES SUIT AGAINST HOSTILE SUITOR

 - SEEKS INJUNCTION TO PREVENT EMERITUS FROM PURSUING HIGHLY CONDITIONAL OFFER -


         Costa Mesa, Calif. - January 7, 1998 - ARV Assisted Living, Inc. (Amex:SRS) announced yesterday that it has filed a lawsuit in the United States District Court for the Central District of California against Emeritus Corporation and EMAC Corp., a wholly-owned subsidiary of Emeritus, seeking, among other things, to obtain a preliminary and permanent injunction to prevent Emeritus from pursuing its highly conditional $17.50 per share tender offer (the "Emeritus Offer") and from soliciting proxies from ARV's shareholders or taking any other steps to attempt to replace ARV's current board of directors until such time as Emeritus waives the conditions to its offer and makes the legally required disclosures to ARV shareholders.

         ARV has filed this action because the highly conditional nature of the Emeritus Offer and Emeritus's concurrent effort to secure sufficient proxies to gain control of ARV threaten serious harm to ARV and its shareholders. If Emeritus secures control of ARV's board, the election of Emeritus's nominees will trigger defaults in at least 18 of ARV's 32 leases. This will run the risk that ARV will either


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lose the properties or be forced to pay materially higher rents. Because of the highly conditional nature of its $17.50 cash tender offer, Emeritus will be free, under circumstances over which ARV has no control, to walk away from its offer and negotiate a far worse merger with its hand-picked ARV board. ARV has asked the Court to stop Emeritus by preventing it from voting its proxies unless and until it drops the conditions to its offer and assures the Court that it has unconditional commitments to finance that offer.

         In addition, ARV alleges that Emeritus's tender offer and proxy solicitation are materially misleading and fail to disclose numerous facts which, if known to ARV's shareholders, would lead them to reject the Emeritus Offer and refuse to elect its slate of nominees. ARV's Complaint alleges, among many other things:

-- The Emeritus Offer and Emeritus's proxy solicitation fail to disclose that, in the event of the election of Emeritus's nominees, ARV will incur significant financial losses, materially and adversely changing ARV's financial condition.

-- Emeritus has failed to disclose that its financing is highly conditional and, in fact, is illusory because the proposed lenders have conditioned their obligation to fund on events which, as Emeritus is aware, are highly unlikely to happen. Emeritus has also failed to disclose that the obligation to fund also has a material adverse change exception with respect to either ARV or Emeritus, and that the defaults in ARV's leases will be such a material adverse change.

         Emeritus has failed to disclose that at least one of the conditions to



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the Emeritus Offer, the rescission of existing agreements between ARV and
Prometheus Assisted Living LLC, cannot be satisfied in less than two years, if at all.

         In short, ARV's Complaint alleges that Emeritus has offered an illusory $17.50 per share offer to ARV's shareholders as a ploy to enable it to merge with ARV in a stock for stock transaction or a transaction at a much lower cash price. ARV alleges that, by taking these actions, Emeritus has violated Sections 14(a), 14(d) and 14(e) of the Securities Exchange Act, SEC rules and California's laws prohibiting unfair competition and breaches of fiduciary duties.

         ARV's Board of Directors previously rejected the Emeritus Offer because the Board concluded that the interests of ARV shareholders would best be served by the company remaining an independent, publicly-traded company. In rejecting the Emeritus Offer, the Board noted that the Emeritus Offer does not reflect the inherent value of ARV and that several of the numerous conditions contained in Emeritus's proposal are subject to the sole discretion of Emeritus and EMAC.

         ARV Assisted Living, Inc. was founded in 1980. ARV is one of the nation's leading providers of assisted living. The company operates 48 communities containing about 6,150 units in 10 states. It has six communities, containing 756 units, under construction in California, Florida, Massachusetts and Nevada.


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                      [LETTERHEAD OF ARV ASSISTED LIVING]

FOR IMMEDIATE RELEASE

Contact:      Mitch Gellman
              Director of Investor Relations
              714/435/4322
              E-Mail:  investor.relations@arvi.com

       ARV ASSISTED LIVING RESPONDS TO FORMER CHAIRMAN'S COMMENTS - CITES
             FORMER CHAIRMAN'S RECOGNITION OF OFFER AS CONDITIONAL -

       Costa Mesa, Calif. - January 7, 1998 - ARV Assisted Living, Inc. (Amex:SRS) responded today to the comments of its former Chairman Gary L. Davidson, as quoted on the Dow Jones News Wire regarding the Emeritus tender offer.

        "Mr. Davidson may well have personal reasons that make him more inclined to sell his shares than most of our shareholders," said Howard Phanstiel, Chairman and Chief Executive officer of ARV. "However, our job as a Board of Directors is to maximize value for all of our shareholders. We strongly believe that the Company's business plan will create far more value for our shareholders than selling for the amount offered by Emeritus.

       "Nevertheless, I am pleased that Mr. Davidson recognizes that Emeritus's offer is so highly conditional that it is not deserving of support even from someone who would sell at $17.50 per share. The illusory nature of that offer, and Emeritus's failure to disclose the high likelihood that the conditions to its offer will never be met, are

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exactly why ARV yesterday filed suit in federal court in California against
Emeritus. I am also pleased that Mr. Davidson apparently recognizes that he would not want to take Emeritus's stock in exchange for his shares in ARV. In fact, we believe that Emeritus's $17.50 offer is little more than a ploy to gain control of ARV's Board so that Emeritus can conclude some other transaction, perhaps a stock for stock merger, without the scrutiny of independent directors. This would be a disaster for all of our shareholders, including Mr. Davidson."

       ARV Assisted Living, Inc. was founded in 1980. The Company is one of the nation's leading providers of assisted living. ARV operates 48 communities containing about 6,150 units in 10 states. It has six communities, containing 756 units, under construction in California, Florida, Massachusetts and Nevada.

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